WINDSWEPT ENVIRONMENTAL GROUP, INC.
                     CERTIFICATE OF THE DESIGNATION, POWERS,
               PREFERENCES AND RIGHTS OF THE SERIES B CONVERTIBLE
                                 PREFERRED STOCK

                            PAR VALUE $.01 PER SHARE

                     Pursuant to Section 151 of the General

                    Corporation Law of the State of Delaware


     The following resolutions were duly adopted by the Board of Directors of WINDSWEPT ENVIRONMENTAL GROUP, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on October 26, 1999 at a meeting of the Board of Directors at which there was at all times present and acting a quorum of the Board of Directors of the Corporation:

     WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, by resolution or resolutions to divide the Corporation's Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), into series, to designate each series, to fix and determine separately for each series any one or more rights or preferences including the rate of dividends, the price at and the terms and conditions on which shares may be redeemed, the amount payable upon shares in the event of involuntary liquidation, the amount payable upon shares in the event of voluntary liquidation, sinking fund provisions for the redemption or purchase of shares, the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and voting rights, and to issue shares of any series then or previously designated, fixed and determined.

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of such preferred stock and the number of shares constituting such series:

     NOW, THEREFORE, BE IT RESOLVED that of the Corporation's Ten Million (10,000,000) authorized shares of Preferred Stock, 50,000 shares are hereby designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock") with a stated value per share of $79.04 (the "Stated Value") and shall be subject to the following rights, preferences, priorities, conditions, limitations and restrictions:

     (1) Rank. The Series B Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank on a parity as to the Series A Convertible Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Stock"), and prior to any other equity securities of the Corporation, whether currently authorized or hereafter created, including any other series of Preferred Stock and the Common Stock, par value $.0001 per share, of the Corporation (the "Common Stock"; all of such other equity securities of the Corporation, including any other series of Preferred Stock and the Common Stock, are referred to herein collectively as the "Junior Securities").

     (2) Dividends. The Series B Preferred Stock will not bear dividends.

     (3)  Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Stated Value for each share outstanding, plus an amount in cash equal to the Premium (as defined below) thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B Preferred Stock and Series A Preferred Stock and any other series of Preferred Stock which may hereafter be created having parity as to liquidation rights with the Series A Preferred Stock and the Series B Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets proportion to the amounts which the holders of outstanding shares of Series B Preferred Stock, Series A Preferred Stock and such other series of Preferred Stock are otherwise entitled to receive.

     (b) The liquidation payment with respect to each fractional share of Series B Preferred Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.

     (c) For the purposes of this Section 3, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

     (4) Conversion Rights. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time in whole or from time to time in part, into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as is determined in accordance with the terms of Section 6 hereof (a "Conversion").

     (5) Procedure for Conversion.

     (a) As a condition to its right to receive the Common Stock into which the Series B Preferred Stock is convertible, the holder of the Series B Preferred Stock shall surrender the certificate or certificates thereof at the office of the Corporation, and shall give written notice to the Corporation at such office that the holder elects to convert all or part of the certificate or certificates of Series B Preferred Stock and shall state therein the number of shares of Series B Preferred Stock that the holder is converting. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to the holder of the Series B Preferred Stock, (i) a certificate or certificates for the number of shares of Common Stock to which such holder of the Series B Preferred Stock shall be entitled as aforesaid, and (ii) to the extent the holder of the Series B Preferred Stock has converted the certificate of Series B Preferred Stock in part and not in full, a new certificate for shares of Series B Preferred Stock, identical in terms to the original certificate except that the number of shares thereof shall equal the original amount thereof less the amount converted by the holder of the Series B Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate or certificates of Series B Preferred Stock for conversion, in whole or in part, and the holder of the Series B Preferred Stock shall be treated for all purposes as the record holder of such shares of Common Stock that the holder is entitled to receive upon such conversion on such date pursuant hereto.

     (6) Number of Conversion Shares; Conversion Price.

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


     (a) The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined in accordance with the following formula:

                                     SV + P

                                       CP

where SV represents the aggregate Stated Value of the Series B Preferred Stock to be converted, P represents the aggregate Premium accrued on such Series B Preferred Stock, and CP represents the Conversion Price (as defined below) in effect on the applicable Conversion Date.

     (b) "Premium" with respect to a Series B Preferred Stock shall be determined in accordance with the following formula:

                                  (SV)(.06)(N)

                                       365

where SV represents the Stated Value of such Series B Preferred Stock, and N represents the number of days elapsed from the date of issuance of the Series B Preferred Stock through and including the Conversion Date relating to such Series B Preferred Stock.

     (c) Subject to adjustment from time to time as provided elsewhere herein, the "Conversion Price" shall initially be $0.07904.

     (7) Adjustment of Conversion Price. The Conversion Price in effect at any time with respect to the Series B Preferred Stock and the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events, as follows:

     (a) In case the Corporation shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the Series B Preferred Stock, upon conversion of all or part of the certificate or certificates of Series B Preferred Stock after such date shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if such certificate or certificates of Series B Preferred Stock had been converted immediately prior to such record date or effective date, the holder of the Series B Preferred Stock would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification.

     (b) In case the Corporation shall hereafter issue rights or warrants to holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Fair Market Value (as defined in subparagraph (l) below) on the record date with respect to such issuance, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Fair Market Value on such record date, and of which the denominator shall be the number of shares of Common Stock outstanding on the record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are then convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately prior to the date of such issuance; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

     (c) In case the Corporation shall hereafter distribute to all holders of its Common Stock shares of stock other than Common Stock or evidences of its indebtedness or assets (excluding cash dividends or distributions out of retained earnings and dividends or distributions referred to in subparagraph (a) above) or rights or warrants, then in each such case the Conversion Price thereafter shall be determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Conversion Price in effect immediately prior to the date of such distribution, less the Fair Market Value of said shares of stock, assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by the Conversion Price in effect immediately prior to the date of such distribution. Such adjustments shall be made whenever any such distribution is made and shall become effective immediately prior to the date of such distribution.

     (d) In case the Corporation shall hereafter issue shares of its Common Stock (excluding shares issued (A) in any of the transactions described in subparagraph (a) above, (B) upon conversion or exchange of securities convertible into or exchangeable for Common Stock, or upon conversion of rights or warrants issued to the holders of Common Stock, in existence on the date the Series B Preferred Stock is first issued or for which an adjustment has already been made pursuant to subparagraph (b) above or (C) by grant to or upon exercise of options granted or to be granted to employees or directors pursuant to any employee benefit plan or program of the Corporation or any of its subsidiaries in existence on the date the Series B Preferred Stock is first issued or subsequently approved by the Corporation's stockholders) for a consideration per share of Common Stock less than the Fair Market Value on the date the Corporation fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price for such series in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (f) below) for the issuance of such additional shares would purchase at Fair Market Value on the date the Corporation fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to the date of such issuance.

     (e) In case the Corporation shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in subparagraphs (b) and (c) above) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (f) below) less than the Fair Market Value on the issuance date of such securities, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (f) below) for such securities would purchase at Fair Market Value prior to any adjustment pursuant hereto, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to date of issuance of such securities.

(f) For purposes of any computation respecting consideration received pursuant to subparagraphs (d) and (e) above, the following shall apply:

          (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

          (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value (irrespective of the accounting treatment thereof); and

          (iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subparagraph (f)).

     (g) In case the Corporation is a participant in a consolidation, merger or combination with another corporation (other than with a wholly-owned subsidiary of the Corporation and other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or in case of any sale or transfer of all or substantially all of the assets of the Corporation, as a result of which holders of the Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or any share exchange whereby Common Stock is converted into other securities or property of the Corporation, then as a condition to the consummation of such transaction, lawful and adequate provision shall be made so that the holder of Series B Preferred Stock shall have the right, with respect to the number of shares of Series B Preferred Stock held, to receive stock, other securities or property or assets (including cash) or any combination thereof, having a value equal to the value of the stock, other securities, property and assets (including cash) which the holder of the Series B Preferred Stock would have been entitled to receive upon such consolidation, merger, combination, sale or transfer, or exchange, if the holder of the Series B Preferred Stock had held the Common Stock issuable upon the conversion of the Series B Preferred Stock immediately prior to such consolidation, merger, combination, sale or transfer, or exchange.

     (h) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one-thousandth of one cent ($0.00001) in such price; provided, however, that any adjustments not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest one-thousandth of a cent or to the nearest one-thousandth of a share, as the case may be.

     (i) Anything in this Section 7 to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section 7, as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights or warrants to purchase Common Stock or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions in cash out of retained earnings) referred to hereinabove in this Section 7, hereafter made by the Corporation to the holder of the Series B Preferred Stock shall not be taxable to the holder of the Series B Preferred Stock.

     (j) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of shares issuable upon conversion of each share of Series B Preferred Stock to be mailed to the holder of Series B Preferred Stock. The certificate setting forth the computation shall be signed by the chief financial officer or other appropriate officer of the Corporation.

     (k) In the event that at any time, as a result of any adjustment made pursuant to this Section 7, the holder of Series B Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, the number of such other shares so receivable upon conversion of any shares of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) to
(g) of this Section 7 inclusive, above.

     (l) For the purposes of this Section 7, the term "Fair Market Value" shall mean the fair market value as reasonably established in good faith by the Board of Directors of the Corporation, whose determination shall be described in a certified Board resolution.

(8) Voting Rights.

     (a) The holders of record of shares of Series B Preferred Stock shall be entitled to notice of, and to vote or consent to, all actions on which holders of Common Stock are required or permitted to act upon, including, without limitation, the election of directors. For such purpose, each share of Series B Preferred Stock shall have one vote for each share of Common Stock into which the Series B Preferred Stock is convertible at the Conversion Price in effect at the time.

     (b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a class (i) issue any series of Preferred Stock the terms of which provided that such series has priority over the Series B Preferred Stock as to the payment of dividends, the repayment of capital or has class voting rights except as required by the Delaware General Corporation Law or voting rights in excess of one vote per share; (ii) create, authorize or issue any shares of any other class of capital stock the terms of which provided that such class has priority over the Series B Preferred Stock as to the payment of dividends, the repayment of capital or has class voting rights except as required by the Delaware General Corporation Law or voting rights in excess of one vote per share, (iii) amend, alter or repeal, whether by merger, consolidation or otherwise, the Corporation's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series B Preferred Stock, or (iv) declare any reverse stock dividend with respect to the Series B Preferred Stock or otherwise reduce the number of outstanding shares of Series B Preferred Stock other than pursuant to Section 3 or 4 hereof; provided, however, that the approval of not less than two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class, shall be required to amend, alter, or repeal any of the provisions of the Certificate of Incorporation of the Corporation that would adversely affect the dividend provisions, liquidation rights, conversion terms, or voting rights of the Series B Preferred Stock or the holders thereof.

     (c) A special meeting of holders of the Series B Preferred Stock (or a request for a vote by written consent without a meeting) to approve or disapprove any action of the Corporation on which the holders of the Series B Preferred Stock are entitled to vote as a separate class by law or pursuant to this Section 8 may be called by the Secretary of the Corporation or by the holder(s) of twenty-five percent (25%) or more of the outstanding shares of Series B Preferred Stock on written notice to the address of each holder thereof as it appears on the records of the Corporation deposited in the U.S. mail, all charges prepaid, at least ten (10) but no more than sixty (60) days prior to the applicable vote. The record date for determination of the holders of the Series B Preferred Stock entitled to vote by written consent or at a meeting shall be set by the Corporation's Board of Directors, and only holders who are holding of record on the stock book of the Corporation on that date will be entitled to participate in such vote. At any time at which any share of Series B Preferred Stock has been issued and is outstanding, no proposal for the Corporation to take any action described in this paragraph (c) shall be adopted, nor shall the Corporation be authorized to take any such action, unless the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock voting as a separate class vote in favor of such proposal.

     (d) Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each holder of the Series B Preferred Stock.

IN WITNESS WHEREOF, Windswept Environmental Group, Inc. has caused this certificate to be signed by its Chairman, Chief Executive Officer and President and attested by its Secretary this 26th day of October, 1999.

                                   WINDSWEPT ENVIRONMENTAL GROUP, INC.
                              By:     /s/ Michael O'Reilly
                                   ---------------------------------------------
                                   Michael O'Reilly
                                   Chairman, Chief Executive Officer and
                                   President

ATTEST:


/s/ Anthony Towell
--------------------------------
Anthony Towell
Secretary